Exhibit 5.1

April 11, 2018

Helius Medical Technologies, Inc.

Suite 400, 41 University Drive

Newtown, Pennsylvania 18940

Re: Helius Medical Technologies, Inc. – Securities Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special legal counsel in the State of Wyoming (the “State”) to Helius Medical Technologies, Inc., a Wyoming corporation (the “Company”), in connection with the proposed offer and sale by the Company of 2,463,185 shares of the Company’s Class A stock, no par value per share (the “Shares”), and warrants (the “Warrants”) to purchase 2,463,185 shares of Class A Stock, no par value per share (the “Warrant Shares”, and together with the Warrants and the Shares, the “Securities”), pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-215286), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) and declared effective on January 6, 2017, the base prospectus contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Securities filed with the Commission on April 11, 2018 pursuant to Rule 424(b) of the rules and regulations under the Securities Act of 1933, as amended (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). We understand that the Securities are proposed to be offered and sold by the Company pursuant to an Underwriting Agreement between the Company and BTIG, LLC, and Echelon Wealth Partners, Inc., as representatives of the several underwriters listed in the Underwriting Agreement (the “Underwriting Agreement”).

As the basis for the opinions hereinafter expressed, we have reviewed such statutes, including the Wyoming Business Corporation Act (the “WBCA”), records and documents of the Company, certificates of officers of the Company and public officials, and other instruments and documents we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to:

1. the Registration Statement and the Prospectus,

2. the Bylaws of the Company adopted on May 28, 2014, amended by the Company on August 29, 2014 and April 27, 2015, and certified by the Company as being in effect as of the date hereof (the “Bylaws”), and

Holland & Hart LLP Attorneys at Law

Phone (307) 778-4200 Fax (307) 778-8175 www.hollandhart.com

2515 Warren Avenue Suite 450 Cheyenne, WY 82001 Mailing Address P.O. Box 1347 Cheyenne, WY 82003-1347

Aspen Billings Boise Boulder Carson City Cheyenne Colorado Springs Denver Denver Tech Center Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

Helius Medical Technologies, Inc. April 11, 2018 Page 2

3. the Articles of Incorporation of the Company, as originally filed with the Secretary of State of the State (the “Secretary of State”) on June 2, 2014, amended by Articles of Amendment of the Company, as filed with the Secretary of State on July 3, 2014, April 27, 2015, and January 12, 2018 (with an effective date of January 22, 2018), and certified by the Company as being in effect as of the date hereof (collectively, the “Articles” and together with the Bylaws, the “Organizational Documents”).

For purposes of this opinion, we have assumed: (i) the genuineness of any signatures on all documents we have reviewed; (ii) the legal capacity of natural persons who have executed all documents we have reviewed; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and relied upon; (vi) the accuracy, completeness and authenticity of certificates of public officials; and (vii) that the Registration Statement, the Prospectus Supplement, and the Organizational Documents will not have been amended from the dates herein in a manner that would affect the validity of the opinions rendered herein. We have also assumed the accuracy of all other information provided by us to the Company during the course of our investigation, on which we have relied in issuing the opinions expressed below. We have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In connection with the opinions hereinafter expressed, we have assumed that the Common Stock will be issued and sold in the manner stated in the Prospectus Supplement.

Based upon the foregoing and on such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that:

1.	The Shares have been duly authorized and, when issued and delivered by the Company against payment thereof as set forth in the Prospectus Supplement and Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

2.	The Warrants have been duly authorized, and when issued and delivered by the Company against payment thereof as set forth in the Prospectus Supplement and Underwriting Agreement, will be validly issued.

3.	The Warrant Shares have been duly authorized, and when issued and delivered by the Company against payment thereof as set forth in the Prospectus Supplement and Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Helius Medical Technologies, Inc. April 11, 2018 Page 3

The opinions expressed herein are limited in all respects to the laws of the State, including the WBCA, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K dated the date hereof and to the incorporation by reference of this opinion letter into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP